Exhibit (d)(12)

                          FORM OF SUBADVISORY AGREEMENT

THIS is a RESTATEMENT of the AGREEMENT made the 30th day of October, 1998. THIS RESTATED AGREEMENT is made this 9th day of May, 2001 by and between ING Pilgrim Investments, LLC, a Delaware limited liability company (the "Investment Adviser"), and Furman Selz Capital Management LLC (the "Sub-Adviser").

                                   WITNESSETH

     WHEREAS, the Investment Adviser is registered and will remain registered during the term of this Agreement as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and engages in the business of acting as an investment adviser; and

     WHEREAS, the Sub-Adviser is registered and will remain registered during the term of this Agreement as an investment adviser under the Investment Advisers Act, and engages in the business of acting as an investment adviser; and

     WHEREAS, the Investment Adviser desires to retain the Sub-Adviser to furnish investment advisory services to the Investment Adviser in connection with the underlying investment funds specified on Schedule A hereto (collectively, the "Funds," and each, a "Fund"), each of which is an investment portfolio of the Pilgrim Funds Trust (formerly ING Funds Trust) (the "Trust"); and

     WHEREAS, the Trust's Board of Trustees authorized this agreement to be restated at a meeting held May 9, 2000, and ING Pilgrim Investments, LLC, merged with and is successor to the original party to this agreement -- ING Mutual Funds Management LLC; and

     WHEREAS, Sub-Adviser is willing to make available to the Investment Adviser and to the Funds certain sub-investment advisory services.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. APPOINTMENT. The Investment Adviser hereby appoints the Sub-Adviser to provide certain sub-investment advisory services for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. SUB-INVESTMENT ADVISORY SERVICES. Subject always to the supervision of the Investment Adviser and the Trust's Board of Trustees, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the portions of the Funds allocated to it by the Investment- Adviser, and place all orders for the purchase and sale of securities for such portions of the
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Funds. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Trust's organizational documentation, and the respective stated investment objective, policies and restrictions of the Funds, as amended, will use its best efforts to safeguard and promote the welfare of the Funds, and will comply with other policies which the Trust's Board of Trustees or the Investment Adviser, as the case may be, may from time to time determine and communicate to the Sub-Adviser.

     The Sub-Adviser further agrees that it:

     (a) will use the same skill and care in providing such services as it uses in providing services to other accounts for which it has investment management responsibilities;

     (b) will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer;

     (c) will report regularly to the Board of Trustees of the Trust and to the Investment Adviser and will make appropriate persons available for the purpose of reviewing with representatives of the Investment Adviser on a regular basis the management of the Funds, including, without limitation, review of the general investment strategy of the Funds, interest rate considerations and general conditions affecting the marketplace;

     (d) will maintain books and records with respect to the Funds' securities transactions as are required by applicable laws and regulations to be maintained and will furnish the Trust's Board of Trustees such periodic and special reports as are required by applicable laws and regulations to be furnished or as the Board may reasonably request;

     (e) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and will not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

     (f) in making investment recommendations for the Funds, the Sub-Adviser's personnel will not inquire as to or take into consideration whether the issuers of securities proposed for purchase or sale for a Fund's accounts are clients of the Sub-Adviser or of its affiliates. In dealing with such clients, the Sub-Adviser and its affiliates will not inquire as to or take into consideration whether securities of those customers are held by the Trust; and

     (g) will provide advice and recommendations with respect to other aspects of the business and affairs of the Funds and perform such other functions related to the provision of investment management services as the Investment Adviser may reasonably request.

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     3. BROKER DEALER RELATIONSHIPS. With regard to the portions of the Funds allocated to it, the Sub-Adviser is responsible for decisions to buy and sell securities, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser may select any affiliated person of the Trust, the Investment Adviser, or the Sub-Adviser to the extent permitted pursuant to the Trust's procedures for securities transactions with affiliated brokers pursuant to Section 17(e)(2) and Rule 17e-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     The Sub-Adviser's primary consideration in effecting a security transaction will be execution at a price that is reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions, including similar securities being purchased or sold on a securities exchange during a comparable period of time. In selecting a broker-dealer to execute each particular transaction, the Sub-Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

     Subject to such policies and procedures as the Board of Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser for the Fund's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of a Fund to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Sub-Adviser for the Fund's use. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Board of Trustees of the Trust indicating the brokers to whom such allocations have been made and the basis therefor.

     4. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to: (a) all applicable provisions of the Investment Company Act and the Investment Advisers Act and any rules and regulations adopted thereunder as amended; (b) the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended, and the Investment Company Act; (c) the provisions of the Trust Instrument of the Trust, as amended; (d) the provisions of the By-laws of the Trust, as amended; and (e) any other applicable provisions of state and federal law.

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
     5. BOOKS AND RECORDS. In compliance with Rule 31a-3 under the Investment Company Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust on behalf of the Investment Adviser are the property of the Trust and further agrees to surrender promptly to the Trust or to the Investment Adviser copies of any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 adopted under the Investment Company Act all records required to be maintained by Sub-Adviser on behalf of the Investment Adviser under Rule 31a-1(b)(5), (6), (7), (9) and (10) under the Investment Company Act.

     6. EXPENSES. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Funds.

     7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears at the annual rate set forth on Schedule A, based on each Fund's average daily net assets, computed in the manner set forth in the Registration Statement of the Trust. In the event that investment advisory fees charged to a Fund by the Investment Adviser are waived, deferred or reduced, then sub-advisory fees payable in accordance with this Paragraph 7 shall be proportionally waived, deferred or reduced. Such fee reduction, if applicable, shall be applied on a monthly basis at the time each payment of sub-advisory fees is due hereunder. Further, if the fees payable to the Sub-Adviser begin to accrue before the end of any month, or if this Agreement terminates before the end of any month, then such fees for such month shall be prorated according to the proportion which the partial period bears to the full month in which such effectiveness or termination occurs.

     8. LIABILITY OF SUB-ADVISER. In. the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors or employees, the Sub-Adviser shall not be subject to liability to the Investment Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     9. LIMIT OF LIABILITY. The terms the "Pilgrim Funds Trust" and "Trustees" (of the Trust) refer, respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust's organizational documentation, to which reference is hereby made. The obligations of the "Pilgrim Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the. Funds, and all persons dealing with the Funds or other series of the Trust must look solely to the assets of the Funds for the enforcement of any claims against the Trust.

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     10. TERM. This Agreement shall become effective as it pertains to a Fund at the close of business on the date opposite the Fund's name on Schedule A and shall remain in force and effect for two years for the Fund from such date and thereafter from year to year, provided that such continuance is specifically approved at least annually: (a) (i) by the Trust's Board of Trustees or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act); and (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

     11. TERMINATION. This Agreement may be terminated at any time as it pertains to a Fund, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities, by the Investment Adviser, or by the Sub-Adviser on sixty (60) days' written notice to the other parties. The notice provided for herein may be waived by any party. This Agreement shall automatically terminate as it pertains to all Funds in the event of its assignment. The term "assignment" for the purpose of this paragraph has the meaning defined in Section 2(a)(4) of the Investment Company Act.

     12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     13. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and the Investment Adviser shall be 18 Campus Blvd., Suite 200, Newtown Square, PA 19073, and the address of the Sub-Adviser shall be 230 Park Avenue, New York, NY 10169, attn: Vincent J. Lepore.

     14. QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the investment Company Act shall be resolved by reference to such term or provision of the Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, collectively, shall constitute one agreement.

     16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


FURMAN SELZ CAPITAL                     ING PILGRIM INVESTMENTS, LLC
MANAGEMENT LLC

By:_______________________________      By:_____________________________________

Title:____________________________      Title:__________________________________

Attest By:________________________      Attest By:______________________________

Title:____________________________      Title:__________________________________

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
                                   Schedule A

NAME OF FUND                                       FEE RATE*          ORGANIZATIONAL APPROVAL DATE
------------                                       ---------          ----------------------------
Pilgrim National Tax-Exempt Bond Fund               0.250%                   October 30, 1998
Pilgrim National Tax-Exempt Money Market Fund       0.200%                   March 26, 1999

----------
* For the first year of operations, the fee rate will be one-quarter (1/4) of the annual fee rate reflected herein. For the second year of operations, the fee rate will be one-half (1/2) of the annual fee rate reflected herein.

                    FIRST AMENDMENT TO SUBADVISORY AGREEMENT

THIS is a RESTATEMENT of the FIRST AMENDMENT to the SUBADVISORY AGREEMENT made and entered into as of February 4, 2000. THIS RESTATED AMENDMENT TO THE SUBADVISORY AGREEMENT (the "Amendment") is made and entered into as of this 9th day of May, 2001 by and among ING PILGRIM INVESTMENTS, LLC (the "Investment Adviser"), a Delaware limited liability company, and FURMAN SELZ CAPITAL MANAGEMENT LLC (the "Sub-Adviser").

     WHEREAS, Investment Adviser and Sub-Adviser are parties to a Subadvisory Agreement dated as of October 30, 1998 (the "Agreement') wherein Investment Adviser retained Sub-Adviser to furnish investment advisory services to the Investment Adviser in connection with the underlying investment funds specified on Schedule A of the Agreement (collectively, the "Funds," and each, a "Fund"), each of which is an investment portfolio of the Pilgrim Funds Trust (the "Trust"); and

     WHEREAS, ING Pilgrim Investments, LLC merged with and is the successor to the original party to this agreement -- ING Mutual Funds Management LLC; and

     WHEREAS, the Investment Adviser and Sub-Adviser desire to amend and supplement the Agreement upon the following terms and conditions.

     NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investment Adviser and Sub-Adviser hereby agree that the Agreement is amended and supplemented as follows:

1.   The following paragraph shall be inserted as paragraph 1 A to the
     Agreement:

     IA. ASSET ALLOCATION. A committee (the "Allocation Committee"), consisting of member determined by the Sub-Adviser and Delta Asset Management ("Delta"), shall allocate the assets of each of the Funds for which the Sub-Adviser and Delta act as co-sub-advisers (collectively, the "Co-Sub-Advisers") among the Co-Sub-Advisers.

2. The following paragraph shall replace the first paragraph of paragraph 2 in its entirety:

     Subject always to the supervision of the Investment Adviser and the Trust's Board of Trustees, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the portions of the Funds allocated to it by the Investment Adviser or, with regard to the Funds to be managed by the Co-Sub-Advisers as indicated on Schedule A, the portions of the Funds allocated to it by the Allocation Committee. The Sub-Adviser will place all orders for the purchase and sale of securities for such portions of the Funds. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Trust's organizational documentation, and the respective stated investment objective, policies and restrictions of the Funds, as amended, will use its best efforts to safeguard and promote the welfare of the Funds, and will comply with other policies which the Trust's Board of Trustees or the Investment Adviser, as the case may be, may from time to time determine and communicate to the Sub-Adviser.

3. The following sentence shall be inserted after the first full sentence of paragraph 7:

     With regard to certain of the Funds indicated on Schedule A for which the Co-Sub-Advisers provide co-sub-advisory services, the Co-Sub-Advisers shall split such fee amongst each other in a proportion that they shall jointly determine.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

FURMAN SELZ CAPITAL MANAGEMENT LLC      ING PILGRIM INVESTMENTS, LLC


By:________________________________     By:_____________________________________

Title:_____________________________     Title:__________________________________

Attest By:_________________________     Attest By:______________________________

Title:_____________________________     Title:__________________________________